Exhibit 99.1

THORNBURG MORTGAGE REPORTS RECORD EPS OF $2.71 FOR 2003;
ANOTHER BANNER YEAR FOR THE COMPANY

•	Record net income reported for the 11th consecutive quarter

•	Book value reaches $16.75; up 15% year-over-year

•	Annual originations of $4.0 billion; up 75% year-over-year

•	Total assets increase to $19.1 billion; an 82% increase over prior year

•	60-day plus delinquent loans at 0.05%

     Santa Fe, NM, January 22, 2004 — Thornburg Mortgage, Inc. (NYSE: TMA) reported record net income for the year ended December 31, 2003 of $176.5 million, or $2.71 of diluted earnings per common share, as compared to $120.0 million, or $2.59 of diluted earnings per common share for the prior year, representing a year-over-year increase of 5% on a diluted earnings per common share basis. For the fourth quarter, net income was $49.5 million, or $0.69 of diluted earnings per common share, as compared to $35.2 million, or $0.67 of diluted earnings per common share, for the quarter ended December 31, 2002, which is a 3% year-over-year increase.

     Garrett Thornburg, chairman and chief executive officer, remarked, “2003 was another outstanding year for Thornburg Mortgage. The quality and stability of our financial results have never been stronger. Our market capitalization doubled in size to $2 billion, total assets increased by 82%, loan originations grew by 75%, and book value grew by 15%. Despite the challenges presented by record refinancing activity followed by unprecedented interest rate volatility over a two-month period, we delivered earnings per share growth of 5% and a solid return on equity (ROE) of 17.3%. Importantly, shareholders enjoyed an annual total return of 49%. Our record results continue to validate our diversified business model through which we are confident we can continue to provide shareholders with stable earnings and prudent dividend growth in 2004 and beyond.”

     Larry Goldstone, president and chief operating officer, remarked, “While our diversified business model, which includes both our loan origination business and mortgage acquisition activities, is clearly producing outstanding results for the company and our shareholders, in 2003 we took steps to make our business even stronger. In an effort to diversify our capital resources, we permanently financed, as of December 31, 2003, approximately $3.1 billion of adjustable rate mortgage (ARM) loans through the issuance of AAA-rated collateralized debt obligations, or CDOs. During the year we also raised $255 million of unsecured debt through the issuance of 8%, 10-year senior notes. These new longer-term, non-recourse financing sources will reduce our reliance on raising equity capital and will provide an additional source of balance sheet and earnings growth in future periods. Beginning in 2004, we intend to continue to diversify our funding further by increasing the percentage of assets funded with CDOs from 16% currently to 30% over the next two to three years.”

     Mr. Goldstone added, “In 2003, we also continued to strengthen our capital position through the effective issuance of equity capital. Our capital raising efforts netted $432.1 million, exceeding our annual target by 44%. Book value improved to $16.75 per common share at year-end, a 15% increase over 2002, demonstrating the positive benefit of raising new capital. In 2004, we anticipate raising approximately $360 million in equity to further strengthen our capital base, support further asset growth and boost earnings.”

     Mr. Goldstone continued, “The outlook for our loan origination business in 2004 is also optimistic. Despite the fact that the Mortgage Bankers Association is projecting a 53% decline in total mortgage originations in 2004 from the historic level of originations in 2003, our goal is to originate $3.7 billion in mortgage loans this year – or just 7.5% below 2003 originations. Our optimism is based on the strength of our marketing platform, which includes a growing network of financial intermediaries, including correspondent lenders, financial advisors, corporate affinity clients and home builders; a growing geographic footprint; as well as the opportunity to grow our share of the fragmented jumbo ARM market, which is our area of focus. By achieving our $3.7 billion target, we would be increasing the percentage of our annual portfolio acquisitions that come from originations from 26% currently to 40%.”

     Mr. Goldstone concluded, “Over time, we would like to see originations account for 60% of our annual portfolio acquisitions. As a jumbo ARM lender, we believe our lending platform is strategically positioned to benefit from certain major trends that will likely have a significant impact on the mortgage lending business in the near term, including a growing affluent population, which is increasingly more mobile, as well as an increase in demand for upscale, vacation and retirement homes. In addition, our innovative and low-cost operating model makes Thornburg Mortgage uniquely positioned to benefit from the changing way Americans finance their homes as homebuyers develop a greater acceptance and understanding of ARM loan products, and as on-line lending becomes more widely accepted, the mortgage process becomes more automated, and paperless transactions become the norm. By capturing the higher margins provided by originated loans, and attaining our 60% objective, we believe we can enhance both our earnings stability and earnings growth in future periods.”

Origination Activity

     Commenting on the mortgage origination program, Joseph Badal, chief executive officer of Thornburg Mortgage Home Loans, Inc. (“TMHL”), the company’s mortgage lending subsidiary, said, “Mortgage originations industry-wide reached unprecedented levels in 2003. Our commitment to building a scalable origination platform allowed us to generate significant loan volume while simultaneously offering quality customer service. We ended the year with $4.0 billion in originated ARM loans, exceeding our mortgage origination target by 48%. ARM loan originations totaled $1.3 billion in the fourth quarter, a 33% increase over the prior quarter, and a 60% increase over the year-ago period. In addition, during the fourth quarter, our loan servicing portfolio grew 23% to $4.7 billion, representing 10,223 customers.”

     Mr. Badal continued, “While overall industry mortgage originations in 2004 are projected to decline significantly from 2003, we feel confident in our ability to achieve our $3.7 billion origination target. ARMs continue to gain in popularity versus traditional 30-year fixed-rate mortgages, especially in the jumbo segment of the market, and now account for 27% of all mortgages originated. In addition, we continue to make significant progress with our marketing initiatives – including growing our correspondent relationships and leveraging our strong partnerships with financial planners. We are now also a national lender having the ability to lend in 48 states and the District of Columbia. Finally, we should benefit from our new home builder initiative as 2004 is forecasted to be the third-most active year for single family housing starts in more than two decades. These items, along with our great rates, innovative products, and concierge-level service, should allow us to build a strong referral network and continue to gain market share even in a slowing overall mortgage market. At December 31, 2003, our origination pipeline was $447.5 million, a volume that we believe will allow us to achieve our 2004 origination target.”

     Credit performance remains strong. At December 31, 2003, the company’s 60-day plus delinquent loans and real estate-owned properties was 0.05% of $7.3 billion of securitized and unsecuritized loans, which is down from 0.09% in the third quarter, and significantly below the 1.40% delinquent ARM loan ratio for the industry as a whole. Because the company adheres to conservative loan underwriting criteria, its borrowers generally have excellent credit profiles. The company’s cumulative credit losses since it began acquiring loans in 1997 total just $174,000 and the company has not realized a loan loss in the past eight quarters. At December 31, 2003, loan loss reserves totaled $8.0 million, which management believes is an appropriate reserve level given the characteristics of the loan portfolio.

Fourth Quarter Results

     The company delivered solid operating results for the fourth quarter. Net income grew to $49.5 million and net interest income grew to $67.3 million, up 41% and 44%, respectively, from a year ago. ROE remained healthy at 16.8% versus 17.8% in the fourth quarter of 2002. The increase in average portfolio yield during the fourth quarter to 3.89% from 3.85% was negatively offset by an increase in the company’s average cost of funds, which increased to 2.62% from 2.53% in the third quarter. This resulted in an average portfolio margin of 1.47% for the quarter compared to 1.53% for the quarter ended September 30, 2003.

     Richard Story, chief financial officer, explained, “Our average portfolio margin declined by 6 basis points principally because of increased hedging activity as we continue to anticipate and position ourselves for higher interest rates in the future. Though at times costly, our strategy to actively manage our exposure to interest rate risk by match funding our assets and liabilities is invaluable as it significantly reduces the impact rising interest rates might have on our financial results. We extend the duration of the short-term funding on our hybrid ARMs with interest rate swap agreements, Eurodollar contracts, and interest rate cap agreements so that it matches up with the duration of the hybrid ARMs, which represent 81% of our ARM portfolio. As interest rates rose during the second half of the year, we increased our hedged borrowing position, which limited the duration gap of our portfolio to 4.8 months.”

     Mr. Story continued, “To a lesser extent, the costs associated with our initiative to diversify our funding sources contributed to our increased cost of funds relative to our asset yields. However, in the quarters to come, we anticipate that asset yields and margins will trend modestly higher as we acquire more assets in this higher interest rate environment and prepayments continue to slow. During the fourth quarter, prepayments decreased to 29% Constant Prepayment Rate (CPR), down from 39% CPR in the prior quarter. We expect that reduced levels of refinancing activity should contribute to a rebound in our average portfolio margin as our premium amortization expense diminishes. In addition, a continued steep yield curve should favor ARM originations and minimal expectations for Fed tightening should support strong return on equity in 2004.”

     The company’s ARM portfolio increased by 82% over the past 12 months, and 14% in the fourth quarter, ending the quarter with $18.9 billion of ARM assets. During the quarter, the company acquired or originated $4.2 billion of new mortgage assets at an average purchase price of 100.7%. At December 31, 2003, the book price at which the company was holding its ARM assets was 100.9%, down from 101.1% in the prior quarter.

     The company remains committed to preserving strong asset quality. At December 31, 2003, 96.3% of ARM assets were privately issued securities rated AAA or AA, or Fannie Mae or Freddie Mac agency securities, which have an implied AAA rating. An additional 2.6% consisted of “A” quality ARM loans that were pending securitization for retention in the company’s ARM asset portfolio.

     Mr. Story commented, “The securitization process of using our loans to create permanent portfolio funding or converting the loans we originate or acquire into high quality mortgage backed securities (MBS) combined with our on-going commitment to invest only in high quality MBS reduces our exposure to credit losses, lowers our financing costs, and ensures our access to financing throughout an interest rate cycle.”

     The company will host a dial-in conference call on Friday, January 23, 2004 at 10:30 a.m. Eastern, to discuss fourth quarter and year-end results. The teleconference dial-in number is (888) 273-9887. A replay of the call will be available beginning at 2:00 p.m. on January 23, 2004 and ending at 11:59 p.m. on January 30, 2004. The replay dial-in number is (800) 475-6701, access code 716515. The conference call will also be web cast live through a link at the company’s web site at www.thornburgmortgage.com.

     Thornburg Mortgage is a single-family residential mortgage lender focused principally on the jumbo segment of the mortgage market. Backed by a sizeable balance sheet of $19.1 billion in assets, the company seeks to deliver attractive dividend income and steady growth for its shareholders through the acquisition and origination of high credit quality adjustable-rate mortgage assets. Capitalizing on its innovative lending model and REIT tax structure, Thornburg Mortgage is an efficient provider of specialized mortgage loan products for borrowers with excellent credit, and is positioned to become one of the top 50 mortgage lenders in the country. We invite you to visit the company’s website at www.thornburgmortgage.com.

# # #

     Certain matters discussed in this news release may constitute forward-looking statements within the meaning of the federal securities laws. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, including general economic conditions, interest rates, the availability of ARM securities and loans for acquisition and other risk factors outlined in the company’s SEC reports and the annual report on Form 10-K.

Contact:	Leanne L. Gallagher @ (505) 989-1900 ir@thornburgmortgage.com

THORNBURG MORTGAGE, INC.
INCOME STATEMENT
(Amounts in thousands, except per share data)

For the Quarters Ended:

	December 31, 2003	December 31, 2002

Interest income from ARM assets and cash	$178,356	$116,439
Interest expense on borrowed funds	(111,073)	(69,604)

Net interest income	67,283	46,835
Fee income	518	215
Gain on ARM assets, net	605	801
Hedging expense	(151)	(317)
Provision for credit losses	(1,161)	—
Management fee	(3,271)	(2,209)
Performance fee	(7,650)	(5,560)
Long-term incentive awards	(2,880)	(1,946)
Other operating expenses	(3,823)	(2,644)

NET INCOME	$49,470	$35,175

Net income	$49,470	$35,175
Dividends on Series A preferred stock	—	(1,669)

Net income available to common shareholders	$49,470	$33,506

Basic earnings per share:
Net income	$0.69	$0.67
Average number of shares outstanding	72,130	50,086

Diluted earnings per share:
Net income	$0.69	$0.67
Average number of shares outstanding	72,130	52,846

Dividends declared per common share	$0.64	$0.585
Noninterest expense as a percent of average assets	0.38%	0.49%

THORNBURG MORTGAGE, INC.
INCOME STATEMENT
(Amounts in thousands, except per share data)

For the Years Ended:

	December 31, 2003	December 31, 2002

Interest income from ARM assets and cash	$589,615	$401,967
Interest expense on borrowed funds	(355,662)	(244,038)

Net interest income	233,953	157,929
Fee income	1,883	592
Gain on ARM assets, net	6,005	903
Hedging expense	(693)	(1,426)
Provision for credit losses	(3,137)	—
Management fee	(11,510)	(7,831)
Performance fee	(27,897)	(17,518)
Long-term incentive awards	(9,923)	(4,114)
Other operating expenses	(12,177)	(8,519)

NET INCOME	$176,504	$120,016

Net income	$176,504	$120,016
Dividends on Series A preferred stock	(3,340)	(6,679)

Net income available to common shareholders	$173,164	$113,337

Basic earnings per share:
Net income	$2.73	$2.60
Average number of shares outstanding	63,485	43,590

Diluted earnings per share:
Net income	$2.71	$2.59
Average number of shares outstanding	65,217	46,350

Dividends declared per common share	$2.49	$2.285
Noninterest expense as a percent of average assets	0.42%	0.45%

THORNBURG MORTGAGE, INC.
BALANCE SHEET

(Amounts in thousands)

	December 31, 2003	December 31, 2002

ASSETS
Adjustable-rate mortgage (“ARM”) assets:
ARM securities	$11,520,741	$6,640,312
ARM loans:
Securitized ARM loans, net	3,687,466	2,695,331
ARM loans collateralizing debt obligations, net	3,146,961	289,783
ARM loans held for securitization, net	496,998	709,787

ARM loans	7,331,425	3,694,901

ARM assets	18,852,166	10,335,213
Cash and cash equivalents	85,366	47,817
Restricted cash	51,600	74,403
Hedging instruments	40,356	—
Accrued interest receivable	73,702	47,435
Prepaid expenses and other	15,609	8,064

	$19,118,799	$10,512,932

LIABILITIES
Reverse repurchase agreements	$13,926,858	$8,425,729
Collateralized debt obligations (“CDOs”)	3,114,047	255,415
Whole loan financing facilities	369,343	589,081
Hedging instruments	113,518	142,531
Senior notes	251,080	—
Payable for assets purchased	—	202,844
Accrued interest payable	26,114	17,234
Dividends payable	47,350	32,536
Accrued expenses and other	31,385	14,520

	17,879,695	9,679,890

SHAREHOLDERS’ EQUITY
Preferred stock: par value $0.01 per share; 0 and 2,760 shares authorized, issued and outstanding, respectively	—	65,805
Common stock: par value $0.01 per share; 497,218 shares authorized, 73,985 and 52,763 shares issued and outstanding, respectively	740	528
Additional paid-in-capital	1,376,879	878,929
Accumulated other comprehensive loss	(142,778)	(105,254)
Notes receivable from stock sales	—	(7,437)
Retained earnings	4,263	471

	1,239,104	833,042

	$19,118,799	$10,512,932

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